                                                                    EXHIBIT 99.1




                            ZOLL Medical Corporation

                   Supplemental Combined Financial Statements


                               September 26, 1998


                                    CONTENTS




Five Year Financial Summary.................................................
Management's Discussion and Analysis........................................
Report of Independent Auditors..............................................
Supplemental Combined Balance Sheets........................................
Supplemental Combined Income Statements.....................................
Supplemental Combined Statements of Stockholders' Equity....................
Supplemental Combined Statements of Cash Flows..............................
Notes to Supplemental Combined Financial Statements.........................
Schedule II Valuation and Qualifying Accounts...............................

ZOLL MEDICAL CORPORATION
FIVE YEAR FINANCIAL SUMMARY


                                                                                  YEAR ENDED
                                                SEPTEMBER 26,   SEPTEMBER 27,   SEPTEMBER 28,   SEPTEMBER 30,   OCTOBER 1,
(000's omitted, except in per share data)           1998            1997            1996            1995           1994
                                                -------------   -------------   -------------   -------------   ----------
INCOME STATEMENT DATA:
Net sales                                         $57,520         $57,833         $55,700         $45,884         $47,533
Cost of goods sold                                 24,268          25,372          24,545          20,421          19,943
                                                  -------         -------         -------         -------         -------
Gross profit                                       33,252          32,461          31,155          25,463          27,590

EXPENSES:
     Selling and marketing                         20,152          18,484          16,773          15,575          12,876
     General and administrative                     6,239           6,749           4,809           4,313           4,075
     Research and development                       6,583           6,430           4,464           4,360           5,253
                                                  -------         -------         -------         -------         -------
          Total expenses                           32,974          31,663          26,046          24,248          22,204
                                                  -------         -------         -------         -------         -------
Income from operations                                278             798           5,109           1,215           5,386
Net investment income                                 413             355             278             243             289
                                                  -------         -------         -------         -------         -------
Income before income taxes                            691           1,153           5,387           1,458           5,675
Provision for income taxes                             18             266           1,758             496           2,043
                                                  -------         -------         -------         -------         -------
Net income                                        $   673         $   887         $ 3,629         $   962         $ 3,632
                                                  -------         -------         -------         -------         -------
Basic earnings per share                          $   .10         $   .13         $   .55         $   .15         $   .60
Weighted average common shares
     outstanding                                    6,602           6,602           6,562           6,519           6,069
                                                  -------         -------         -------         -------         -------
Diluted earnings per share                        $   .10         $   .13         $   .55         $   .15         $   .58
Weighted average common and equivalent
     shares outstanding                             6,647           6,650           6,635           6,613           6,249
                                                  -------         -------         -------         -------         -------
Balance Sheet Data:
Working capital                                   $21,678         $24,361         $25,303         $24,223         $23,295
Total assets                                      $46,656         $45,013         $42,507         $36,263         $35,621
Total long-term debt, excluding current
     portion                                      $   446         $   565         $   713         $   864         $   894
Stockholders' equity                              $34,787         $34,463         $33,614         $29,596         $28,337



*During the year ended September 27,1997, excluding a one-time charge taken in Q1 aggregating $2.3 million, net income would have been $2,405 and earnings per common and equivalent share would have been $0.36.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Basis of Presentation: On October 15, 1999, the Company acquired Pinpoint Technologies, Inc. (Pinpoint) in a business combination accounted for as a pooling of interests. Pinpoint, which creates, develops and manufactures advanced information technology software, exclusively focused on the emergency medical services (EMS)market, became a wholly owned subsidiary of the Company through the exchange of approximately 410,000 shares of the Company's common stock for all of the outstanding stock of Pinpoint. The accompanying supplemental combined financial statements are based on the assumption that the companies were combined for all periods presented, and financial statements of prior years have been restated to give effect to the combination. Prior to the combination, Pinpoint had a December 31 fiscal year end. Subsequent to the pooling Pinpoint Technologies, Inc changed its year-end to the Saturday closest to September 30, to conform with that of the Company. The accompanying supplemental combined financial statements reflect the combined historical results of ZOLL Medical Corporation for the period ended September 26, 1998, September 27, 1997 and September 28, 1996 and the results of Pinpoint for September 26, 1998, December 31, 1997, and 1996. An adjustment for $140,000 was reflected in the Combined Statements of Stockholders' Equity to eliminate the effect of including Pinpoint's results of operations for the three months ended December 31, 1997, in both the years ended September 26, 1998 and September 27, 1997. These supplemental financial statements are supplemental to, rather than in place of, the historical financial statements. The supplemental financial statements will become the historical financial statements upon issuance of the interim financial statements of ZOLL Medical Corporation for the quarter ended January 1, 2000.

1998 COMPARED TO 1997

The Company's net sales decreased by 1/2 of 1% to $57,520,000 for the year ended September 26, 1998 from $57,833,000 for the year ended September 27, 1997. The decrease was primarily attributed to the net effect of an increase in sales of disposable electrodes and Westech management data software and hardware and a decrease in equipment sales. The Company believes that the decrease in equipment sales in North America was primarily the result of customers holding back on purchases while waiting for the release of the M Series, which was not shipped until the end of the fourth quarter of 1998. In addition, the decrease in sales in the international market was primarily a result of depressed foreign markets. The M Series did not have any significant impact on the sales to the international markets in 1998 as the roll out to international distributors continued into 1999.

Gross profit increased as a percentage of sales to 58% from 56%. This increase is primarily a result of the improved business mix.

Selling and marketing expenses increased as a percentage of sales to 35% from 32%. Selling and marketing expenses increased 9% to $20,152,000 from $18,484,000. Of this increase, $1,419,000 was due to higher payroll related cost and travel expenditures reflecting the reorganization of the North American sales force. This mid-year reorganization increased the size of and split the sales force to focus on two distinct markets: hospital and pre-hospital. The increase in selling and marketing expenses was due also to $85,000 in higher international selling expenditures and a $325,000 increase in expenditures for promotion, advertising and other selling activities related to the introduction of the M Series offset by a $392,000 decrease in product services and support.

General and administrative expenses slightly decreased as a percentage of sales from 12% to 11%. General and administrative expenses decreased 8% to $6,239,000 from $6,749,000. This decrease was due primarily to the occurrence of a one-time charge recognized in 1997 of $1,300,000 related to the estimated cost of proceeding to trial in a class action shareholder lawsuit. This decrease was partially offset by an increase in 1998 of $413,000 for payroll related costs and professional services.

Research and development expenses remained consistent as a percentage of sales. Research and development expenses decreased to $6,583,000 from $6,430,000. In 1997, a charge of $1,000,000 was made to account for the value of in-process research and development acquired in the purchase of assets from Westech. Excluding this charge, research and development expenses increased by 21%, or $998,000. This increase was due primarily to an increase of $665,000 in prototype and testing expenses for new technology and start-up costs for the M Series and an increase of $179,000 in payroll related costs.

Net investment income increased from the prior year due primarily to higher average cash balances.

At September 26, 1998, the Company has available tax loss carryforwards of approximately $1,603,000, of which $786,000 expire at various dates through 2003 and $817,000 has an indefinite life. Approximately $1,427,000 of the tax loss carryforwards is attributable to the Company's foreign operations and is not available to offset domestic taxable income.

1997 COMPARED TO 1996

The Company's net sales increased 4% to $57,833,000 for the year ended September 27, 1997 from $55,700,000 for the year ended September 28, 1996. The increase was primarily attributable to a 12% increase in sales of disposable electrodes and a 5% increase in sales to international markets.

Gross profit as a percentage of sales remained at 56%.

Selling and marketing expenses increased as a percentage of sales to 32% from 30%. Selling and marketing expenses increased 10% to $18,484,000 from $16,773,000. Of this increase, $734,000 was due to higher payroll related costs and travel expenditures due to higher staffing levels in North America, $350,000 was due to higher international selling expenditures, $295,000 was due to increased product services and support, and $349,000 was due to increased expenditures for promotion and advertising activities.

General and administrative expenses increased as a percentage of sales to 12% from 9%. General and administrative expenses increased 40% to $6,749,000 from $4,809,000. Of this increase, $1,300,000 was related to the estimated cost of proceeding to trial in a class action shareholder lawsuit that was initiated in 1994 and $591,000 was due to increased payroll related costs and travel expenditures because of higher staffing levels and the acquisition of the mobile computing business of Westech Information Systems, Inc. (Westech).

Research and development expenses increased as a percentage of sales to 11% from 8%. Research and development expenses increased 44% to $6,430,000 from $4,464,000. Of this increase, $1,000,000 is applicable to the value of in-process research and development acquired in the purchase of assets from Westech, and $885,000 is due to increased staffing related to new product development.

Net investment income increased to $355,000 from $278,000. The increase was due primarily to higher average cash balances.

At September 27, 1997, the Company has available tax loss carryforwards of approximately $1,267,000 of which $720,000 expire at various dates through 2002 and $547,000 has an indefinite life. Approximately $1,157,000 of the tax loss carryforwards is attributable to the Company's foreign operations and is not available to offset domestic taxable income.

LIQUIDITY AND CAPITAL RESOURCES

The Company's cash and investments at September 26, 1998 was $5,521,000 compared to $10,236,000 at September 27, 1997, a decrease of $4,715,000. Cash used for operating activities for the year ended September 26, 1998 increased $5,617,000 over the same period in 1997. This decrease was primarily due to an increase in inventories related to production of the M Series and an increase in prepaid expenses and other current assets.

The amount of cash required to fund investing activities was $3,442,000 higher for the year ended September 26, 1998 compared to the same period in 1997. The increase was primarily due to an increase in property, plant and equipment amounting to $4,493,000.

The Company maintains a working capital line of credit with its bank. Under this working capital line, the Company may borrow up to $3,000,000 on a demand basis. Borrowings under this line bear interest at the bank's base rate (8.5% at September 26, 1998). The full amount of the line was available to the Company at September 26, 1998.

The Company expects that the combination of existing funds, cash generated from operations and its existing line of credit will be adequate to meet its liquidity and capital requirements for the foreseeable future.

YEAR 2000

Introduction: Many computer and software systems in use today are not designed to process date information after 1999. This deficiency results from the inability of most computer programs that perform arithmetic and logic operations after this date to use only the last two digits of the year when they make their calculations. If not corrected, this year 2000 problem could cause computer applications and other equipment used and manufactured by the Company, its suppliers and its customers to fail to operate properly.

Year 2000 Project: In early 1998, the Company began a project to assess its potential vulnerability to the year 2000 problem and to minimize the effect of the problem on its operations. The project addresses five major areas of the business at each of its locations: business systems, including management information systems; factory and facilities equipment, including equipment that uses a computer to control its operation either for producing end product or to supply services; products, including equipment and software supplied to customers; suppliers, including businesses that provide services and raw materials to the Company; and customers.

The Company has completed a review of its business systems with regard to year 2000 compliance and will either replace or correct through programming modifications those critical computer systems that have been found to have date related deficiencies. The Company's information technology systems were upgraded with vendor supplied year 2000 software packages. Although the Company is testing these systems, there can be no assurance that these systems will function properly in an operational environment. The Company expects to complete testing of these systems by December 31, 1999. The Company is also assessing factory, facility and telecommunication systems and equipment used to support manufacturing processes. The Company has assessed the year 2000 readiness of the equipment used in the manufacturing and testing of its products and believes this equipment to be year 2000 compliant, but there can be no assurance that the tests performed adequately ensure that such equipment will not experience year 2000 failure. In addition, the Company is assessing the readiness of third parties (vendors, customers, etc.) that interact with the Company's systems. The Company has tested its products and has found them to be year 2000 compliant. It is possible that this testing did not identify problems that might still occur in an operational environment.

Year 2000 Costs: External and internal costs specifically associated with modifying internal use software for year 2000 compliance are expensed as incurred. To date, those costs have totaled less than $600,000. Based on currently available information, the Company expects the total cost of addressing the potential year 2000 issues to be less than $750,000. The Company does not expect the costs of addressing potential year 2000 problems to have a material adverse effect on the Company's financial position, results of operations or liquidity in future periods.

Risks and Contingency Plan: The Company relies on a variety of either single or critical source vendors in the production of its products. The Company anticipates a reasonably worst case scenario to be the failure of a single or critical source vendor to be year 2000 compliant. Such failure might cause the third party vendor to be unable to supply critical components or other resources that would have a material adverse effect on the Company.

If not remediated, year 2000 issues have the potential to severely disrupt the Company's operations and to adversely affect its financial condition. While the Company may monitor the readiness for the year 2000 of its suppliers and its customers, it has very limited ability to assure year 2000 readiness by such parties. The failure of any supplier or customer to ensure its own year 2000 readiness could have a material adverse impact on the Company. There can be no assurance that third party suppliers will not experience unforseen difficulties and be unable to supply components of the Company's products or that third party providers of the hardware upon which its software runs will not be materially harmed by year 2000 problems and be unable to continue to provide such hardware to the Company. Year 2000 problems could cause the Company's banks to experience disruption, which could adversely affect operations. Year 2000 problems could also adversely affect customers and their ability to pay the Company, which would adversely affect operation results. The Company could also be affected by the failure of government agencies on which the Company depends to maintain services essential to operations and the failure of the airline industry on which the Company relies to support the activities of the sales force. The Company could also be harmed materially by any significant enconomic, financial market or infrastructure disruption attributable to year 2000 problems. The Company is finalizing contingency plans to cover situations in which year 2000 problems arise despite its efforts. These plans are expected to be substantially ready by December 31, 1999.

SAFE HARBOR STATEMENTS

Except for the historical information contained herein, the matters set forth herein are forward looking statements within the meaning of Section 27A of the Securities Act of 1933 as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward looking statements. Such risks and uncertainties include, but are not limited to: product demand and market acceptance risks, the effect of economic conditions, results of pending or future litigation, the impact of competitive products and pricing, product development and commercialization, technological difficulties, the government regulatory environment and actions, trade environment, capacity and supply constraints or difficulties, the results of financing efforts, actual purchases under agreements, year 2000 issues, including expectations of readiness, and the effect of the Company's accounting policies.

Report of Independent Auditors


Board of Directors and Stockholders
ZOLL Medical Corporation


We have audited the supplemental combined balance sheets of ZOLL Medical Corporation (formed as a result of the combination of ZOLL Medical Corporation and Pinpoint Technologies, Inc.) as of September 26, 1998 and September 27, 1997 and the related supplemental combined statements of income, shareholders' equity, and cash flows for each of the three years in the period ended September 26, 1998. The supplemental combined financial statements give retroactive effect to the merger of ZOLL Medical Corporation and Pinpoint Technologies, Inc. on October 15, 1999, which has been accounted for using the pooling of interests method as described in the notes to the supplemental combined financial statements. These supplemental financial statements are the responsibility of the management of ZOLL Medical Corporation. Our responsibility is to express an opinion on these supplemental financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our audits, the supplemental financial statements referred to above present fairly, in all material respects, the combined financial position of ZOLL Medical Corporation at September 26, 1998 and September 27, 1997, and the combined results of its operations and its cash flows for each of the three years in the period ended September 26, 1998, after giving retroactive effect to the merger of Pinpoint Technologies, Inc., as described in the notes to the supplemental combined financial statements, in conformity with generally accepted accounting principles.







                                                  Ernst & Young LLP



Boston Massachusetts
November 12, 1999

ZOLL MEDICAL CORPORATION
SUPPLEMENTAL COMBINED BALANCE SHEETS


                                                                                 SEPTEMBER 26,    SEPTEMBER 27,
                                                                                     1998             1997
                                                                                 -------------    -------------
(000's omitted, except per share amounts)
ASSETS
Current assets:
   Cash and cash equivalents                                                        $ 5,521         $ 9,958
   Investments                                                                           --             278
   Accounts receivable, less allowance of $940 at September 26, 1998 and
     $1,244 at September 27, 1997                                                    14,630          14,988
   Inventories:
     Raw materials                                                                    3,990           2,632
     Work-in-process                                                                  1,735             840
     Finished goods                                                                   3,680           4,004
                                                                                    -------         -------
                                                                                      9,405           7,476
   Prepaid expenses and other current assets                                          3,257           1,543
                                                                                    -------         -------
Total current assets                                                                 32,813          34,243

Property and equipment at cost:
   Land and building                                                                  1,032           1,023
   Machinery and equipment                                                           12,791           8,921
   Construction in progress                                                           1,162           1,329
   Tooling                                                                            2,225           1,646
   Furniture and fixtures                                                               712             674
   Leasehold improvements                                                               737             737
                                                                                    -------         -------
                                                                                     18,659          14,330
   Less accumulated depreciation                                                      8,187           6,810
                                                                                    -------         -------
Net property and equipment                                                           10,472           7,520

Other assets, net of accumulated amortization of $496 at September 26, 1998
   and $402 at September 27, 1997                                                     3,371           3,250
                                                                                    -------         -------
                                                                                    $46,656         $45,013
                                                                                    =======         =======

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable                                                                 $ 2,902         $ 2,096
   Accrued expenses and other liabilities                                             7,724           7,474
   Current maturities of long-term debt                                                 116             119
   Deferred revenue                                                                     393             193
                                                                                    -------         -------
Total current liabilities                                                            11,135           9,882

Deferred income taxes                                                                   288             103
Long-term debt                                                                          446             565
Stockholder's equity:
Commitments and contingencies
   Preferred Stock, $.01 par value, authorized 1,000 shares, none issued
     and outstanding                                                                     --              --
   Common stock, $.02 par value, authorized 19,000 shares, 6,602 and 6,561 issued and outstanding at September 26, 1998 and September 27, 1997,
     respectively                                                                       132             131
   Capital in excess of par value                                                    20,683          20,635
   Retained earnings                                                                 13,972          13,697
                                                                                    -------         -------
Total stockholders' equity                                                           34,787          34,463
                                                                                    -------         -------

                                                                                    $46,656         $45,013
                                                                                    =======         =======


See notes to supplemental combined financial statements.

ZOLL MEDICAL CORPORATION
SUPPLEMENTAL COMBINED INCOME STATEMENTS

                                                                        YEAR ENDED
                                                       ---------------------------------------------
                                                       SEPTEMBER 26,   SEPTEMBER 27,   SEPTEMBER 28,
                                                           1998            1997            1996
                                                       -------------   -------------   -------------
(000's omitted, except per share data)
Net sales                                                $57,520         $57,833         $55,700
Cost of goods sold                                        24,268          25,372          24,545
                                                         -------         -------         -------

Gross profit                                              33,252          32,461          31,155
Expenses:
   Selling and marketing                                  20,152          18,484          16,773
   General and administrative                              6,239           6,749           4,809
   Research and development                                6,583           6,430           4,464
                                                         -------         -------         -------
Total expenses                                            32,974          31,663          26,046
                                                         -------         -------         -------

Income from operations                                       278             798           5,109
Investment income                                            487             432             382
Interest expense                                              74              77             104
                                                         -------         -------         -------

Income before income taxes                                   691           1,153           5,387
Provision for income taxes                                    18             266           1,758
                                                         -------         -------         -------
Net income                                               $   673         $   887         $ 3,629
                                                         =======         =======         =======

Basic earnings per common share                          $  0.10         $  0.13         $  0.55

Weighted average common shares outstanding                 6,602           6,602           6,562

Diluted earnings per common and equivalent share         $  0.10         $  0.13         $  0.55

Weighted average common and equivalent shares
   outstanding                                             6,647           6,650           6,635



See notes to supplemental combined financial statements.

ZOLL MEDICAL CORPORATION
SUPPLEMENTAL COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY


                                                                             CAPITAL IN                          TOTAL
                                                   COMMON                    EXCESS OF        RETAINED       STOCKHOLDERS'
                                                   SHARES      AMOUNT        PAR VALUE        EARNINGS           EQUITY
                                                   ------      ------        ----------       --------       -------------
(000's omitted)

Balance at September 30, 1995                      6,117        $122          $20,123         $ 9,345           $29,590
   Exercise of stock options                          57           2              344                               346
   Tax benefit realized upon exercise of                                           73                                73
     stock options
   Pooling of interest with Pinpoint, Inc.
     (see Note A)                                    369           7               (7)              6                 6
   Distributions by Pinpoint Technologies, Inc.                                                   (30)              (30)
   Net income                                                                                   3,629             3,629
                                                   -----        ----          -------         -------           -------
Balance at September 28, 1996                      6,543         131           20,533          12,950            33,614
   Exercise of stock options                          18                           59                                59
   Tax benefit realized upon exercise of                                           43                                43
     stock options
   Distributions by Pinpoint Technologies, Inc.                                                  (140)             (140)
   Net income                                                                                     887               887
                                                   -----        ----          -------         -------           -------
Balance at September 27, 1997                      6,561         131           20,635          13,697            34,463
   Issuance of common stock by Pinpoint
     Technologies, Inc. (see Note A)                  41           1               48                                49
   Adjustments to conform with pooled
     companies fiscal year-ends                                                                  (140)             (140)
   Distributions by Pinpoint Technologies, Inc.                                                  (258)             (258)
   Net income                                                                                     673               673
                                                   -----        ----          -------         -------           -------
Balance at September 26, 1998                      6,602        $132          $20,683         $13,972           $34,787
                                                   =====        ====          =======         =======           =======



See notes to supplemental combined financial statements.

ZOLL MEDICAL CORPORATION
SUPPLEMENTAL COMBINED STATEMENTS OF CASH FLOWS


                                                                                    YEAR ENDED
                                                                  -----------------------------------------------
                                                                  SEPTEMBER 26,    SEPTEMBER 27,    SEPTEMBER 28,
                                                                      1998             1997             1996
                                                                  -------------    -------------    -------------
(000's omitted)

Operating activities:
   Net income                                                       $   673          $   887          $ 3,629
Charges not affecting cash:
   Depreciation and amortization                                      1,478            1,418            1,554
   Issuance of common stock for services                                 49                0                0
   Accounts receivable allowances                                       243              361              143
   Inventory reserve                                                     53              318               33
   Provision for warranty expense                                       (43)             275              121
   Deferred income taxes                                                188             (898)             133
   In-process research and development                                                 1,000
Changes in current assets and liabilities:
   Accounts receivable                                                  114            1,102           (2,556)
   Inventories                                                       (1,982)            (408)             (71)
   Prepaid expenses and other current assets                         (1,715)             (23)             119
   Accounts payable and accrued expenses                              1,133            1,739            2,176
   Deferred revenue                                                      79              116               77
                                                                    -------          -------          -------
Cash provided by operating activities                                   270            5,887            5,358

Investing activities:
   Additions to property and equipment                               (4,493)          (1,801)          (1,942)
   Investment in marketable securities                               (2,675)          (2,575)          (4,674)
   Redemption of marketable securities                                2,953            5,262            2,759
   Other assets                                                         (62)            (166)            (320)
   Acquisition of assets from Westech Information Systems,
     Inc.                                                                (3)          (1,558)
   Investment in common stock of Lifecor, Inc.                                                         (2,000)
                                                                    -------          -------          -------
Cash used for investing activities                                   (4,280)            (838)          (6,177)

Financing activities:
   Exercise of stock options, including income tax benefits                              102              419
   Distributions to stockholders                                       (258)            (140)             (30)
   Proceeds from loans                                                    0                0               96
   Repayment of long-term debt                                         (127)            (160)            (200)
                                                                    -------          -------          -------
Cash provided by (used for) financing activities                       (385)            (198)             285
                                                                    -------          -------          -------

Net increase (decrease) in cash                                      (4,395)           4,851             (534)
Cash and cash equivalents at beginning of year*                       9,916            5,107            5,641
                                                                    -------          -------          -------
Cash and cash equivalents at end of year                            $ 5,521          $ 9,958          $ 5,107
                                                                    =======          =======          =======

* Pinpoint Technologies, Inc.'s year-end was changed from December 31 to match ZOLL Medical Corporation's September 26, 1998 year-end (see note A)

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the year:
     Income taxes                                          $1,002         $  551         $1,556
     Interest                                                  74             77            104
  Non-cash transaction:
     Issuance of common stock for services                 $   49

See notes to supplemental combined financial statements.

ZOLL MEDICAL CORPORATION
NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS

NOTE A-SIGNIFICANT ACCOUNTING POLICIES

Description of Business: ZOLL Medical Corporation (the Company) designs, manufactures and markets an integrated line of proprietary, non-invasive cardiac resuscitation devices and disposable electrodes. The Company's products are used for the emergency resuscitation of cardiac arrest victims. The Company also designs and markets software, which automates collection and management of both clinical and non-clinical data for emergency medical service providers.

Basis of Presentation: On October 15, 1999, the Company acquired Pinpoint Technologies, Inc. (Pinpoint) in a business combination accounted for as a pooling of interests. Pinpoint, which creates, develops and manufactures advanced information technology software, exclusively focused on the emergency medical services (EMS)market, became a wholly owned subsidiary of the Company through the exchange of approximately 410,000 shares of the Company's common stock for all of the outstanding stock of Pinpoint. The accompanying supplemental combined financial statements are based on the assumption that the companies were combined for all periods presented, and financial statements of prior years have been restated to give effect to the combination. Prior to the combination, Pinpoint had a December 31 fiscal year end. Subsequent to the pooling Pinpoint Technologies, Inc changed its year-end to the Saturday closest to September 30, to conform with that of the Company. The accompanying supplemental combined financial statements reflect the combined historical results of ZOLL Medical Corporation for the period ended September 26, 1998, September 27, 1997 and September 28, 1996 and the results of Pinpoint for September 26, 1998, December 31, 1997, and 1996. An adjustment for $140,000 was reflected in the Combined Statements of Stockholders' Equity to eliminate the effect of including Pinpoint's results of operations for the three months ended December 31, 1997, in both the years ended September 26, 1998 and September 27, 1997. These supplemental financial statements are supplemental to, rather than in place of the historical financial statements. The supplemental financial statements will become the historical financial statements upon issuance of the interim financial statements of Zoll Medical Corporation for the quarter ended January 1, 2000.

Principles of Consolidation: The combined financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

Fiscal Year: The Company's fiscal year ends on the Saturday closest to September
30. The years ended September 26, 1998, September 27, 1997 and September 28, 1996 all included 52 weeks.

Cash and Cash Equivalents: The Company considers all highly liquid instruments with an original maturity of three months or less to be cash equivalents. Substantially all cash and cash equivalents are invested in a money market investment account. These amounts are stated at cost which approximates market.

Inventories: Inventories, principally purchased parts, are valued at the lower of first-in, first-out (FIFO) cost or market. Market is replacement value for raw materials and net realizable value, after allowance for estimated costs of completion and disposal, for work-in-process and finished goods.

Intangible Assets: Patents and software are stated at cost and amortized using the straight-line method over five years. The excess of cost over fair value of the net assets acquired is amortized on a straight-line basis over 15 years.

Property and Equipment: Property and equipment are stated at cost and are depreciated using the straight-line method over the estimated economic useful lives of the assets (forty years for buildings, three to ten years for machinery and equipment, and five to seven years for tooling and furniture and fixtures). Leasehold improvements and equipment under capital leases are being amortized over the life of the lease.

Revenue Recognition: The Company licenses software under the non-cancelable license agreements and provides services including training, installation, consulting and maintenance, consisting of product support services and periodic updates. Revenue from the sale of software is recognized in accordance with the American Institute of Certified Public Accountants (AICPA) Statement of Position
(SOP) 97-2, Software Revenue Recognition. License fee revenues are generally recognized when a non-cancelable license agreement has been signed, the software product has been shipped, there are no uncertainties surrounding product acceptance, the fees are fixed and determinable, and collection is considered probable. For customer license agreements, which meet these recognition criteria, the portion of the fees related to software licenses will generally be recognized in the current period, while the portion of the fees related to services is recognized as the services are performed. The Company allocates a portion of contractual license fees to post-contract support activities covered under the contract including first year maintenance, installation assistance and limited training services. In addition, the Company also allocates a portion of the contractual license fees to future unspecified upgrade rights. Revenues from maintenance agreements and upgrade rights are recognized ratably over a three month period, and a one year period, respectively.

Advertising Costs: Advertising costs are expensed as incurred and totaled $409,000, $381,000 and $260,000 in 1998, 1997 and 1996, respectively.

Product Warranty: Expected future product warranty costs, included in accrued expenses and other liabilities, are recognized at the time of sale for all products covered under warranty. Warranty periods range from one to five years.

Earnings Per Share: In 1998, the Company adopted Statement of Financial Accounting Standards No. 128, "Earnings per Share," which requires the presentation of basic and diluted earnings per share amounts. All periods presented have been restated to reflect adoption of this statement.

The shares used for basic earnings per common share and diluted earnings per common share are reconciled as follows (000's omitted):

                                                1998          1997          1996
                                               -----         -----         -----
Average shares outstanding for basic
   earnings per share                          6,602         6,602         6,562

Dilutive effect of stock options                  45            48            73
                                               -----         -----         -----
Average shares outstanding for diluted
   earnings per share                          6,647         6,650         6,635
                                               =====         =====         =====

Reclassifications: Certain reclassifications have been made to the prior years' consolidated financial statements to conform to the 1998 presentation.

Use of Estimates: The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Stock Option Plans: The Company accounts for its stock compensation awards under the provisions of APB No. 25, "Accounting for Stock Issued to Employees," and will continue to do so in the future.

Newly Issued Pronouncements: In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130 (SFAS 130), "Reporting Comprehensive Income," and Statement No. 131 (SFAS 131), "Disclosures About Segments of an Enterprise and Related Information." SFAS 130 establishes standards for the reporting and display of comprehensive income and its components. SFAS 131 establishes standards for the way that public companies report information about operating segments in financial statements. This Statement supersedes Statement No. 14, "Financial Reporting for Segments of a Business Enterprise," but retains the requirements to report information about major customers. The Statements are effective for fiscal years beginning after December 15, 1997. The Company does not believe that the adoption of these Statements will have a material effect on the Company's financial statements.

In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 133 (SFAS 133), "Accounting for Derivative Financial Instruments and for Hedging Activities", which provides a comprehensive and consistent standard for the recognition and measurement of derivatives and hedging activities. SFAS 133 is effective for years beginning after June 15, 2000 and is not anticipated to have a material effect on the Company's financial statements when adopted.

NOTE B- MERGER:

Summarized results of operations of the separate companies for the preceding years are as follows (000's omitted):

                                    ZOLL              PINPOINT           COMBINED
                                    ----              --------           --------
Year ended 1998
   Net sales                       $55,080            $ 2,440            $57,520
   Net income                           43                630                673
                                   -------            -------            -------
Year ended 1997
   Net sales                        56,336              1,497             57,833
   Net income                          515                372                887
                                   -------            -------            -------
Year ended 1996
   Net sales                        54,762                938             55,700
   Net income                        3,413                216              3,629
                                   -------            -------            -------

Sales and net income of $579 and $140, respectively, for the quarter ended December 31, 1997 were included in the years ended September 26, 1998 and September 27, 1997.

The following unaudited pro forma information has been prepared assuming Pinpoint had been acquired as of the beginning of the periods presented. The pro forma information is presented for information purposes only and is not necessarily indicative of what would have occurred if the acquisition had been made as of those dates. In addition, the pro forma information is not intended to be a projection of future results and does not reflect synergies expected to result from the integration of Pinpoint and the Company's Westech business.

The pro-forma tax adjustment assumes Pinpoint was a taxable entity subject to tax at ZOLL's incremental tax rate for the periods presented.


                                                       (000's omitted)

                                              1998           1997          1996
                                             -----          -----         -----
Combined net income                          $ 673          $ 887         $3,629
Income tax adjustment
     on Pinpoint's net income                  248            149             86
                                             -----          -----         ------
Pro forma combined net income                $ 425          $ 738         $3,543
                                             =====          =====         ======


NOTE C-INVESTMENTS

Investments in equity and debt securities are classified as available for sale. There were no investments in equity or debt securities at September 26, 1998. Available for sale securities consisted of $278,000 of corporate obligations at September 27, 1997. The securities are carried at fair value, with unrealized gain and losses, net of tax, reported in a separate component of stockholders' equity. At September 27, 1997, there was no difference between the cost basis and the estimated market value of the security portfolio. The maturity periods of the securities held were due within one year.

The cost of securities sold is based on the specific identification method. Realized gains and losses and declines in value judged to be other than temporary are included in investment income.

During 1996, the Company invested $2 million in the common stock of Lifecor, Inc., which represents approximately 6% of Lifecor's outstanding common stock. The Company accounts for this investment at cost, which approximates market. This investment is included in other assets on the balance sheet.

NOTE D-PREPAID EXPENSES AND OTHER CURRENT ASSETS

Current assets consisted of:

                                                        SEPTEMBER 26,  SEPTEMBER 27,
                                                            1998           1997
                                                        -------------  -------------
(000's omitted)

Deferred income taxes                                      $1,124         $1,127
Insurance proceeds receivable -- Note M                     1,674             --
Other                                                         459            416
                                                           ------         ------
Total prepaid expenses and other current assets            $3,257         $1,543
                                                           ======         ======

NOTE E-STOCKHOLDERS' EQUITY

Preferred Stock: The Board of Directors is authorized to fix the designations, relative rights, preferences and limitations on the Preferred Stock at the time of issuance.

On June 8, 1998, the Company's Board of Directors adopted a Shareholder Rights Plan. In connection with the Shareholder Rights Plan, the Board of Directors declared a dividend distribution of one Preferred Stock purchase right for each outstanding share of Common Stock to stockholders of record as of the close of business day on June 9, 1998. Initially, these rights will not be exercisable and will trade with the shares of ZOLL's Common Stock. Under the Shareholder Rights Plan, the rights generally become exercisable if a person becomes an "acquiring person" by acquiring 15% or more of the Common Stock of ZOLL, if a person who owns 10% or more of the Common Stock of ZOLL is determined to be an "adverse person" by the Board of Directors or if a person commences a tender offer that would result in that person owning 15% or more of the Common Stock of ZOLL. Under the Shareholder Rights Plan, a shareholder of ZOLL who beneficially owns 15% or more of the Company's Common Stock as of June 9, 1998 generally will be deemed an "acquiring person" if such shareholder acquires additional shares of the Company's Common Stock. In the event that a person becomes an "acquiring person" or is declared an "adverse person" by the Board, each holder of a right (other than the acquiring person or the adverse person) would be entitled to acquire such number of shares of Preferred Stock which are equivalent to ZOLL Common Stock having a value of twice the then-current exercise price of the right. If ZOLL is acquired in a merger or other business combination transaction after any such event, each holder of a right would then be entitled to purchase, at the then-current exercise price, shares of the acquiring company's Common Stock having a value twice the exercise price of the right.

Stock Purchase Rights: On September 25, 1995, Pinpoint granted an employee stock purchase rights which entitled the employee to obtain 3% of the then existing shares at a nominal price. The stock purchase rights vest 25% at the end of one year of employment, another 25% vesting over the next three years, and the remaining 50% vesting over the next six years. The options have an accelerated vesting provision should there be a change in control. As of September 30, 1998, none of the stock purchase rights had been exercised.

Stock Option Plans: The Company's 1983 and 1992 stock option plans provide for the granting of options to officers and other key employees to purchase the Company's Common Stock at a purchase price, in the case of incentive stock options, at least equal to the fair market value per share of the outstanding Common Stock of the Company at the time the option is granted, as determined by the Compensation Committee of the Board of Directors. Options are no longer granted under the 1983 plan. The options become exercisable ratably over two or four years and have maximum duration of 10 years. The Company's Non-employee Director Stock Option Plan provides for the granting of options to purchase shares of Common Stock to Directors of the Company who are not also employees of the Company or any subsidiary of the Company. The options vest in four equal annual installments over a four year period. The options may be exercised at a price equal to the fair market value of the Common Stock on the date the option is granted.

The number of shares authorized for these plans was 1,910,000. Approximately 1,054,000 shares of Common Stock are reserved for issuance under the Company's stock option plans as of September 26, 1998.

The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123 (FAS 123), "Accounting for Stock-Based Compensation." Accordingly, no compensation cost has been recognized with respect to the Company's stock option grants. Had compensation cost for this plan been determined based on the fair value methodology prescribed by FAS 123, the Company's net earnings and earnings per share would have been reduced to the pro forma amounts indicated below.

                                                                                 1998              1997
                                                                               --------          --------
(000's omitted, except per share data)

Net income -- as reported                                                      $    673          $    887
Net income (loss) -- pro forma                                                      313               641
Basic and diluted earnings per common and equivalent share-as reported         $   0.10          $   0.13
Basic and diluted earnings per common and equivalent share-pro forma           $   0.05          $   0.10

The above pro forma amounts may not be representative of the effects on reported net earnings for future years. The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1998 and 1997:

                                                     1998              1997
                                                   -------           -------
Dividend yield                                         0%                0%
Expected volatility                                 6.48%             4.84%
Risk-free interest rate                             4.53%             5.98%
Expected lives                                     5 years           5 years

Activity as to stock options under the two plans is as follows:

(000's omitted, except per share data)               1998                            1997                           1996
                                        ------------------------------  ------------------------------  ----------------------------
                                                             WEIGHTED-                       WEIGHTED-                     WEIGHTED-
                                                              AVERAGE                         AVERAGE                       AVERAGE
                                                             EXERCISE                        EXERCISE                      EXERCISE
                                           SHARES             PRICE        SHARES             PRICE        SHARES           PRICE
                                        ------------         ---------  ------------         ---------  -----------        ---------
Outstanding at the beginning of
   the year                                      793          $11.02             731          $11.19            623         $10.60
Granted during the year                          214            7.08              86            9.76            230          12.22
Exercised during the year                         --              --             (18)           3.43            (57)          6.05
Cancelled during the year                        (98)           9.05              (6)          12.55            (65)         14.58
                                        ------------          ------    ------------          ------    -----------         ------
Outstanding at the end of the year               909          $ 7.23             793          $11.02            731         $11.19
                                        ------------          ------    ------------          ------    -----------         ------
Price range per share of
   outstanding options                  $3.687-10.75                    $3.687-14.75                    $ .50-14.75
Average price per share of
   outstanding options                  $       7.23                    $      11.08                    $     11.31
Price range per share of
   exercised options                                                    $  0.50-8.75                    $0.31-14.00
Exercisable at the end of the year
                                                 177                             277                            129
Available for grant at he end of
   the year                                      145                             161                             41
                                        ------------          ------    ------------          ------    -----------         ------
Weighted-average fair value of
   options granted during the year                            $ 4.12                          $ 4.48                        $ 5.55

Weighted-average exercise price
   of options exercisable at the
   end of the year                                            $ 7.20                          $10.08                        $ 6.82

The following table summarizes information about stock options outstanding at September 26, 1998.

(000's omitted, except
per share data)                            OPTIONS OUTSTANDING                            OPTIONS EXERCISABLE
                          ------------------------------------------------------------------------------------------
                                            WEIGHTED-AVERAGE
                              NUMBER           REMAINING       WEIGHTED-AVERAGE       NUMBER        WEIGHTED-AVERAGE
Range of Exercise         OUTSTANDING AT      CONTRACTUAL          EXERCISE         EXERCISABLE         EXERCISE
price                        9/26/98             LIFE               PRICE           AT 9/26/98           PRICE
--------------------------------------------------------------------------------------------------------------------
$3.687-$6.875                  615            8.81 years            $6.57                61              $3.93
$7.63                           64            9.75 years             7.63                --                 --
$8.75                          194            7.17 years             8.75                97               8.75
$9.00-$10.75                    36            7.15 years             9.74                19               9.87
--------------------------------------------------------------------------------------------------------------------
$3.687-$10.75                  909                                                      177
====================================================================================================================

Under the Company's 1992 stock option plan, 417,850 options ranging in option price from $10.00 to $14.75 per share were repriced to $6.88 per share during 1998. In 1996, 227,750 options ranging from $14.00 to $14.50 were repriced to $8.75 per share and 227,750 options ranging in price from $21.75 to $38.25 were repriced to $14.50 per share. The repricings were accomplished by canceling the existing options and issuing new options at new prices with vesting schedules recommencing as of the date of reprices. The purpose of these transactions was to restore the incentive effect of such options. In all other respects, the Plan remained unchanged.

NOTE F-ACCRUED EXPENSES AND OTHER LIABILITIES

Accrued liabilities consist of:

                                                           SEPTEMBER 26,  SEPTEMBER 27,
                                                               1998           1997
                                                           -------------  -------------
(000's omitted)

Accrued salaries and wages                                    $2,703         $2,384
Accrued benefits and payroll taxes                               644            458
Accrued professional services                                    433          1,003
Accrued warranty expense                                         953            996
Accrued income taxes                                              --            963
Accrued shareholder litigation settlement cost-Note M          1,400             --
Other accrued expenses                                         1,591          1,670
                                                              ------         ------
Total accrued expenses and other liabilities                  $7,724         $7,474
                                                              ======         ======

NOTE G-INDEBTEDNESS

The Company maintains an unsecured working capital line of credit with its bank. Under this working capital line, the Company may borrow up to $3,000,000 on a demand basis. This line of credit bears interest at the bank's base rate (8.5% at September 26, 1998 and September 27, 1997), and requires a compensating balance of $275,000. The full amount of the line was available to the Company at September 26, 1998. The Company increased its borrowing capacity under its line of credit to $12,000,000 on November 5, 1999.

In 1994, the Company purchased land and building, which replaced leased operating facilities, for $900,000. The land and building are mortgaged under a $900,000 bank note bearing interest at 8.2%. The carrying value of the land and building at September 26, 1998 and September 27, 1997 amounted to $948,000 and $958,000, respectively. The mortgage requires equal monthly principal payments of $7,500 plus interest over seven years, with a final payment of $270,000 due in July 2001. The carrying amount of the long-term debt approximates the fair value. The mortgage contains various covenants including minimum levels of net worth, working capital and pre-tax earnings. The Company is in compliance with all covenants of the agreement.

Long-term debt consisted of:

                                                       SEPTEMBER 26,    SEPTEMBER 27,
                                                           1998             1997
                                                       -------------    -------------
(000's omitted)

Mortgage note payable                                      $533             $623
Capital lease obligations -- Note J                          29               62
                                                           ----             ----
Total long-term debt                                       $562             $685
Less current portion                                        116              120
                                                           ----             ----
                                                           $446             $565
                                                           ====             ====

The schedule of principal payments on long term debt is as follows:

         1999                                                               $116
         2000                                                                 94
         2001                                                                352
                                                                            ----
                                                                            $562
                                                                            ====

NOTE H- LICENSING AGREEMENTS

On October 11, 1996, the Company entered into a development, licensing, and marketing agreement with a distributor. Pursuant to the agreement, the Company was granted the right to use and copy the distributor's own software for use in its products. Each license under the agreement was for a term of five years. On June 15, 1998, the Company terminated the development, licensing, and marketing agreement with this previous distributor.

NOTE I-INCOME TAXES

The provision for income taxes consists of the following:

(000's omitted)                                          1998             1997             1996
                                                       -------          -------          -------
Federal:
   Current                                             $  (277)         $   942          $ 1,288
   Deferred                                                194             (722)             144
                                                       -------          -------          -------
                                                           (83)             220            1,432
State:
   Current                                                 107              222              337
   Deferred                                                 (6)            (176)             (11)
                                                       -------          -------          -------
                                                           101               46              326
                                                       -------          -------          -------
                                                       $    18          $   266          $ 1,758
                                                       =======          =======          =======

The following table shows income before taxes:

(000's omitted)                                          1998             1997             1996
                                                       -------          -------          -------
Domestic                                               $   821          $ 1,137          $ 5,554
Foreign                                                   (130)              16             (167)
                                                       -------          -------          -------
                                                       $   691          $ 1,153          $ 5,387
                                                       =======          =======          =======

The income taxes recorded differed from the statutory federal income tax rate due to:

(000's omitted)                                      1998             1997             1996
                                                   -------          -------          -------
Statutory income taxes                             $    21          $   265          $ 1,758
Tax credits, federal and state                          --               --             (132)
State income taxes, net of federal benefit              32               31              215
Unbenefited foreign losses                              --               13               55
Permanent differences                                   35              (20)             (99)
Other                                                  (70)             (23)             (39)
                                                   -------          -------          -------
                                                   $    18          $   266          $ 1,758
                                                   =======          =======          =======

At September 26, 1998, the Company has available tax loss carryforwards of approximately $1,603,000 of which $786,000 expire at various dates through 2003 and $817,000 has an indefinite life. Approximately $1,427,000 of the tax loss carryforwards is attributable to the Company's foreign operations and is not available to offset domestic taxable income.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The valuation allowance increased $89,000 as a result of foreign losses incurred in 1998.

Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                     SEPTEMBER 26,    SEPTEMBER 27,
(000's omitted)                                          1998             1997
                                                     -------------    -------------
Deferred tax assets:
   Accounts receivable and inventory                   $   625          $   718
   Net operating loss carryforwards                        576              420
   Product warranty accruals                               373              389
   Purchased research and development                      336              365
   Shareholder litigation accrual                           --              288
   Other liabilities                                       379              206
   Valuation allowance for deferred tax assets            (473)            (384)
                                                       -------          -------
         Total deferred tax assets                       1,816            2,002

Deferred tax liabilities:
   Accelerated tax depreciation                            731              700
   Prepaid expenses                                        248              277
                                                       -------          -------
         Total deferred tax liabilities                    979              977
                                                       -------          -------
         Net deferred tax asset                        $   837          $ 1,025
                                                       =======          =======

Prior to the merger Pinpoint elected to be taxed under the Subchapter S provisions of the Internal Revenue Code. Accordingly, the Company's income or loss is included in the stockholders' individual income tax returns.

NOTE J-LEASES

The Company leases certain office and manufacturing space and equipment under capital and under operating leases. Listed below are the future minimum rental payments required under capital leases and operating leases with non-cancelable terms in excess of one year at September 26, 1998, together with present value of net minimum lease payments.

                                                CAPITAL         OPERATING
(000's omitted)                                  LEASES          LEASES           TOTAL
                                                -------         ---------        -------
     1999                                       $    28          $   645         $   673
     2000                                             4              799             803
     2001                                            --              715             715
     2002                                            --              708             708
     2003                                            --              641             641
Thereafter                                           --              150             150
                                                -------          -------         -------
                                                     32          $ 3,658         $ 3,690
                                                                 =======         =======
Less interest payments                               (3)
                                                -------

Present value of minimum lease payments         $    29
                                                =======

The Company is obligated under a lease agreement for formerly occupied facilities under a lease which expires February 1, 2000. The lease provides for the Company to pay an annual base rent plus expenses, totaling approximately $43,000, which increases each year as determined by the Consumer Price Index. Effective March 11, 1999, the Company subleased this space to an unrelated company on a full-cost pass-through basis, whereby the sublease tenant pays the landlord directly. The Company remains obligated on the lease payments to the extent that the sublease tenant defaults on its payments.

Included in machinery and equipment at September 26, 1998 and September 27, 1997 are certain items recorded as capital leases with a book value of $179,000 and related accumulated depreciation of $133,000 and $102,000 at September 26, 1998 and September 27, 1997, respectively.

The Company's office leases are subject to adjustments based on actual floor space occupied. The leases also require payment of real estate taxes and operating costs. Total rental expense under operating leases for 1998, 1997 and 1996 was approximately $728,000, $625,000 and $551,000, respectively.

NOTE K-EMPLOYEE BENEFIT PLAN

Defined contribution retirement plan- Zoll has a defined contribution retirement plan which contains a "401(k)" program for all employees with six months of service who have attained 21 years of age. The Company may make a discretionary contribution and an additional discretionary profit sharing contribution. The Company made a $100,000 contribution to the plan in fiscal 1999, 1998 and 1997.

401(k) Salary Deferral Plan- Beginning in 1998, Pinpoint has maintained a retirement savings plan (the Plan) pursuant to which eligible employees may defer compensation for income tax purposes under section 401(k) of the Internal Revenue Code of 1986. Participants in the Plan may contribute up to 15% of their eligible compensation which are matched by the Company at 50% of the employee contribution up to 6% of eligible compensation. The Company may make discretionary matching contributions to the Plan in an amount determined by its Board of Directors. The Company recorded expense related to the Plan of approximately $11,000 for the year ended September 30, 1998.

NOTE L-CONCENTRATION OF CREDIT RISK

The Company sells its products primarily to hospitals and universities. The Company performs periodic credit evaluations of its customers' financial condition and does not require collateral. Credit losses associated with these customers historically have been small, which is consistent with management's expectations. The Company entered the pre-hospital market segment recently, and as a result the Company believes it will face a greater degree of credit risk as sales to this market segment expand.

The Company had export sales of approximately $10,574,000, $12,322,000, and $11,649,000 in 1998, 1997 and 1996, respectively.

NOTE M-CONTINGENCIES

In the course of normal operations, the Company is involved in litigation arising from commercial disputes and claims of former employees which management believes will not have a material impact on the Company's financial position or its results of operations.

During the quarter ended December 28, 1996, the Company incurred a charge of approximately $1,300,000 to cover the litigation costs to defend itself in a shareholder lawsuit initiated in 1994. On July 9, 1998, the Company announced an agreement in principle concerning the settlement of the lawsuit against it and certain officers. The settlement, amounting to $1,500,000, was approved by the court on October 5, 1998. There was no financial impact as a result of the settlement. Included in accrued expenses is the unpaid settlement cost and remaining accrued legal fees related to the litigation. A similar amount due from the insurance company is included in other current assets. In November 1998, the Company received the insurance reimbursements for the claim and legal costs and paid the remaining settlement due to the shareholders.

On August 3, 1998, two shareholders filed a complaint against the Company and each of its directors which primarily seeks an order by the court barring the Company from declaring the plaintiffs "adverse persons" under the Shareholder Rights Plan adopted on June 8, 1998 by the Company, barring the Company from advancing the date of its 1999 annual meeting and requiring the Company to provide the plaintiffs with a list of the Company's stockholders. The Company believes it has meritorious defenses to the lawsuit and therefore will prevail in trial. Management believes that this complaint will not have a material impact on the Company's financial position or its results of operations.

NOTE N-ACQUISITION

On November 6, 1996, the Company acquired the assets of the mobile computing business of Westech Information Systems, Inc. for approximately $1,500,000 in cash. The acquisition was accounted for as a purchase and the purchase price was allocated to the assets acquired and liabilities assumed based on their respective fair values at the date of acquisition. The excess of the cost over the fair value of net assets acquired is being amortized over fifteen years. In connection with the acquisition, the Company incurred a non-recurring charge of $1,000,000 for acquired in-process research and development which was charged to operations because in management's opinion, technological feasibility for the acquired research and development had not been established. The Company's consolidated results of operations include the operations of the mobile computing business of Westech Information Systems, Inc. from November 1996.

The following unaudited pro forma information shows the results of operations as if the transaction occurred at the beginning the year of acquisition (in thousands, except per share amounts):

                                                            1997               1996
                                                         ----------         ----------
Net sales                                                $   57,935         $   56,689
Net income                                                      876              3,203
Basic earnings per common share                          $     0.13         $     0.49
Diluted earnings per common and equivalent share         $     0.13         $     0.48

The pro forma results of operations are not necessarily indicative of the actual results of operations that would have occurred had the purchase actually been made at the beginning of the respective periods and is not necessarily indicative of results that may be obtained in the future.

NOTE O -SUBSEQUENT EVENT

In December 1998, Pinpoint Technologies, Inc. signed a purchase and sales agreement to acquire an office building for approximately $2,400,000, of which approximately $1,800,000 was financed through its bank.

NOTE P-QUARTERLY FINANCIAL DATA (UNAUDITED)

Summarized quarterly financial data for 1998 and 1997 is as follows:

                                                                          QUARTER ENDED
(000's omitted, except per share data)           DECEMBER 27        MARCH 28          JUNE 27        SEPTEMBER 26
                                                    1997              1998             1998              1998
-----------------------------------------------------------------------------------------------------------------
1998
   Net sales                                      $ 13,019          $ 14,354         $ 13,326          $ 16,821
   Gross profit                                      7,447             8,450            7,706             9,649
   Income (loss) from operations                       273               734           (1,148)              419
   Net income (loss)                                   305               743             (730)              355
   Basic earnings (loss) per common and
     equivalent share                             $   0.05          $   0.12         $  (0.12)         $   0.06
   Diluted earnings (loss) per common and
     equivalent share                             $   0.05          $   0.11         $  (0.11)         $   0.05


                                                                          QUARTER ENDED
                                                 DECEMBER 28        MARCH 29          JUNE 28        SEPTEMBER 27
                                                    1996              1997             1997              1997
-----------------------------------------------------------------------------------------------------------------
1997
   Net sales                                      $ 14,382          $ 14,495         $ 12,693          $ 16,263
   Gross profit                                      8,228             8,224            7,540             8,469
   Income (loss) from operations                    (1,274)            1,445               51               576
   Net income (loss)                                  (776)            1,066               94               503
   Basic earnings (loss) per common and
     equivalent share                             $  (0.13)         $   0.18         $   0.02          $   0.09
   Diluted earnings (loss) per common and
     equivalent share                             $  (0.12)         $   0.17                           $   0.08

--------------------------------------------------------------------------------

                 SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS

                                                                               Additions Charged
                                                      Balance Beginning        to Costs and                        Balance At End of
        Classifications                                   of Period              Expenses          Deductions           Period
------------------------------------------------------------------------------------------------------------------------------------
Year Ended September 26, 1998
Allowance for doubtful accounts       Total              $1,209,000              $244,000          $513,000           $  940,000
                                                         ==========              ========          ========           ==========

Year Ended September 27, 1997
Allowance for doubtful accounts       Total              $  888,000              $361,000          $  5,000           $1,244,000
                                                         ==========              ========          ========           ==========

Year Ended September 28, 1996
Allowance for doubtful accounts       Total              $  786,000              $143,000          $ 41,000           $  888,000
                                                         ==========              ========          ========           ==========